Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF ATLANTIC TELE-NETWORK, INC.

Atlantic Tele-Network, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of Atlantic Tele-Network, Inc. (the “Corporation”) duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and placing consideration thereof before the stockholders of said corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors declares that it is advisable to amend Article FOURTH of the Corporation’s Restated Certificate of Incorporation as follows:

Amend Article FOURTH by replacing the first paragraph of Article FOURTH with the following:

1.             Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 60,000,000 shares divided into two classes of which 10,000,000 shares, par value $.01 per share, shall be designated Preferred Stock and 50,000,000 shares, par value $.01 per share, shall be designated Common Stock.

SECOND:  That the shareholders of the Corporation duly approved and adopted such amendment by a majority of the shares of Common Stock of the Corporation entitled to vote thereon at an annual meeting that was duly called and held upon notice in accordance with Section 222 of the DGCL.

THIRD:  That the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and attested thereto on this 14th day of August, 2006.

ATLANTIC TELE-NETWORK, INC.

By:/s/ Justin D. Benincasa
Name: Justin D. Benincasa Title: Chief Financial Officer

[Signature Page — Certificate of Amendment to the Restated Certificate of Incorporation]